EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trina Solar Limited:

We consent to the incorporation by reference in the registration statement (No. 333-196517) on Form F-3 and registration statements (Nos. 333-144445, 333-157831, 333-187685 and 333-203621) on Form S-8 of Trina Solar Limited of our reports dated April 19, 2016, with respect to the consolidated balance sheets of Trina Solar Limited and subsidiaries as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 20-F of Trina Solar Limited.

/s/ KPMG Huazhen LLP
Shanghai, China
 April 19, 2016